Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement (Form S-8 No. 333- 248249) pertaining to the Kymera Therapeutics, Inc. 2018 Stock Option and Grant Plan, Kymera Therapeutics, Inc. 2020 Stock Option and Incentive Plan, and Kymera Therapeutics, Inc. 2020 Employee Stock Purchase Plan of our report dated March 11, 2021, with respect to the consolidated financial statements of Kymera Therapeutics, Inc. included in this Annual Report (Form 10-K) of Kymera Therapeutics, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 11, 2021